UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2010
KEYNOTE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-27241	94-3226488

(Commission	(IRS Employer
File Number)	Identification No.)

777 Mariners Island Boulevard, San Mateo, California	94404

(Address of principal executive offices)	(Zip Code)
(650) 403-2400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c)
     Keynote Systems, Inc. (“Keynote”) announced that it appointed Curtis Smith as the Company’s Chief Financial Officer, effective July 1, 2010.
     Mr. Smith, age 45, has been employed by GCA Savvian Advisors since February 2006, where he served as Director until December 2008 when he was promoted to his most recent position as Managing Director. Before February 2006, from 2003 until October 2005, Mr. Smith served as Principal with Broadpoint Gleacher Securities Group, Inc. (“Broadpoint”). Prior to Broadpoint, he worked for Credit Suisse First Boston’s technology group where he served as Vice President. Mr. Smith holds a B.A. from Brigham Young University and a M.B.A. from University of Southern California.
     Mr. Smith will receive a base salary of $250,000 per year, with an MBO bonus opportunity equal to 30% of his annual base salary, with an opportunity to exceed that amount if performance targets are exceeded. Performance targets will be put in place July 2010 and at the beginning of each fiscal year thereafter. He will be granted 45,000 restricted stock units, vesting over three years. In addition, no later than December 15, 2011, he will receive another 25,000 restricted stock units, vesting over three years commencing July 1, 2013, provided he is still employed as Chief Financial Officer of Keynote on the date of the grant. In the event of a change of control of Keynote, all restricted stock units are subject to full acceleration if Mr. Smith’s employment is terminated by Keynote (or its successor) without Cause or if Mr. Smith terminates his own employment for Good Reason. Mr. Smith is also expected to enter into the registrant’s standard form of indemnity agreement for its directors and executive officers.
     There are no family relationships between Mr. Smith and any director or executive officer of Keynote, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYNOTE SYSTEMS, INC.
Date: June 7, 2010	By:	/s/ Umang Gupta
Umang Gupta
Chief Executive Officer